The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 24, 2020

PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-236659 and 333-236659-01
Dated November      , 2020

JPMorgan Chase Financial Company LLC Trigger Autocallable Notes

Linked to the Russell 1000® Value Index due on or about November 30, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the performance of a specific underlying (the “Underlying”). If the Underlying closes at or above the Initial Value on any Observation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been automatically called and the closing level of the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount at maturity. If by maturity the Notes have not been automatically called and the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑      Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Value. The Call Return increases the longer the Notes are outstanding. If the Notes are not automatically called, investors will be exposed to any depreciation of the Underlying at maturity.

❑       Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been automatically called and the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay the principal amount at maturity. If, by maturity the Note have not been automatically called and the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss that is proportionate to the decline in the level of the Underlying from the Initial Value to the Final Value. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	November 25, 2020
Original Issue Date (Settlement Date)[1]	November 30, 2020
Observation Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	November 25, 2022
Maturity Date[2]	November 30, 2022
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Notes linked to the Russell 1000® Value Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return Rate, the Initial Value and the Downside Threshold will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of that range. The Call Return applicable to each Observation Date is provided in “Call Returns/Call Prices” in this pricing supplement.

Underlying	Call Return Rate	Initial Value	Downside Threshold*	CUSIP	ISIN
Russell 1000® Value Index (Bloomberg ticker: RLV)	11.25% to 12.25% per annum	•	75.00% of the Initial Value	48132N323	US48132N3237

*Rounded to three decimal places

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Russell 1000® Value Index		$10	—	—		$10

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Call Return Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.837 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.60 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the Russell 1000® Value Index is an “Index.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.

t    You believe the Underlying will close at or above the Initial Value on one of the specified Observation Dates.

t    You understand and accept that you will not participate in any appreciation in the level of the Underlying and that your potential return is limited to the applicable Call Return.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t    You would be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t    You do not seek current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t    You are able and willing to invest in Notes that may be automatically called early and you are otherwise able and willing to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the risks associated with the Underlying.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.

t    You require an investment designed to provide a full return of principal at maturity.

t    You believe that the level of the Underlying will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date, exposing you to the full negative Underlying Return at maturity.

t    You seek an investment that participates in the full appreciation in the level of the Underlying or that has unlimited return potential.

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t    You would not be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlying.

t    You are unable or unwilling to invest in Notes that may be automatically called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlying.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlying	Russell 1000® Value Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 2 years, unless automatically called earlier
Call Feature	The Notes will be automatically called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Value. If the Notes are automatically called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1,2]	February 25, 2021 May 25, 2021 August 25, 2021 November 26, 2021 February 25, 2022 May 25, 2022 August 25, 2022 November 25, 2022 (Final Valuation Date)
Call Settlement Dates[2]	As specified under “Call Settlement Dates” column of the table under “Call Returns/Call Prices” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of between 11.25% and 12.25% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than, 11.25% per annum. See “Call Returns/Call Prices.”
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.

If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Value – Initial Value Initial Value
Initial Value	The closing level of the Underlying on the Trade Date
Final Value	The closing level of the Underlying on the Final Valuation Date
Downside Threshold[3]	75.00% of the Initial Value
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	See footnote 2 under “Key Dates” on the front cover
[3]	Rounded to three decimal places
Investment Timeline
Trade Date	The closing level of the Underlying (Initial Value) and the Downside Threshold are determined and the applicable Call Return Rate is finalized.

Observation Dates

The Notes will be automatically called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Value.

If the Notes are automatically called, JPMorgan Financial will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

If the Notes are not automatically called and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.

If the Notes are not automatically called and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal at maturity in an amount proportionate to the negative Underlying Return.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices

Observation Dates†	Call Settlement Dates†	Call Return (numbers below assume a rate of 11.25%* per annum)	Call Price (per $10)
February 25, 2021	March 1, 2021	2.813%	$10.2813
May 25, 2021	May 27, 2021	5.625%	$10.5625
August 25, 2021	August 27, 2021	8.438%	$10.8438
November 26, 2021	November 30, 2021	11.250%	$11.1250
February 25, 2022	March 1, 2022	14.063%	$11.4063
May 25, 2022	May 27, 2022	16.875%	$11.6875
August 25, 2022	August 29, 2022	19.688%	$11.9688
November 25, 2022 (Final Valuation Date)	November 30, 2022 (Maturity Date)	22.500%	$12.2500

†	See footnote 2 under “Key Dates” on the cover
*	The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will be between 11.25% and 12.25% per annum.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and the closing level of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value. Accordingly, you could lose up to your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Notes have not been automatically called, either JPMorgan Financial will repay you the full principal amount per Note, or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline of the Underlying from the Initial Value to the Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	Limited Return on the Notes — If the Notes are automatically called, your potential gain on the Notes will be limited to the applicable Call Return, regardless of any appreciation of the Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were automatically called at a later date. In addition, because the closing level of the Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in the Underlying. Even though you will not participate in any potential appreciation of the Underlying, you may be exposed to the Underlying’s downside market risk if the Notes are not automatically called.
t	The Probability That the Final Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. In addition, the Call Return Rate is a fixed amount and depends in part on this expected volatility. A higher Call Return Rate is generally associated with greater expected volatility. However, the Underlying’s volatility can change significantly over the term of the Notes. The level of the Underlying could fall sharply, which could result in a significant loss of principal.
t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would have the opportunity to receive the Call Return Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.
t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Securities is not equivalent to investing in the stocks included in the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The Underlying sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Equity Securities Included in the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities included in the Underlying and received the dividends on those equity securities. This is because the calculation agent will determine whether the Notes will be automatically called and will calculate the amount payable to you at maturity of the Notes by reference to the closing level of the Underlying on the relevant Observation Date without taking into consideration the value of dividends on the equity securities included in the Underlying.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment at maturity.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Call Return Rate.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the level of the Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Level of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlying

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Underlying — JPMorgan Chase & Co. is currently one of the companies that make up the Underlying. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Underlying and the Notes.
t	The Investment Strategy Represented by the Underlying May Not Be Successful —The Underlying measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Underlying may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Underlying’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics.  There is no assurance that the Underlying will outperform any other index or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 1000® Index as a whole.  It is possible that the stock selection methodology of the Underlying will adversely affect its return and, consequently, the level of the Underlying and the value and return of the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of 100.00, a Downside Threshold of 90.00 (which is 90.00% of the hypothetical Initial Value) and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value and the resulting Downside Threshold will be based on the closing level of the Underlying on the Trade Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The actual Downside Threshold percentage is specified on the cover of this pricing supplement. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value, the Downside Threshold and the Call Return Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier automatically called)
Hypothetical Initial Value:	100.00
Hypothetical Call Return Rate:	5.00% per annum (or 1.25% quarterly)
Observation Dates:	Quarterly
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the hypothetical Initial Value)

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Notes will depend on the closing level on the Observation Dates.

Example 1 — Notes Are Automatically Called on the First Observation Date

Closing level at first Observation Date:	110.00 (at or above Initial Value, Notes are automatically called)
Call Price (per Note):	$10.125

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.125 per $10.00 principal amount (1.25% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Closing level at first Observation Date:	90.00 (below Initial Value, Notes NOT automatically called)
Closing level at second through seventh Observation Dates:	Various (all below Initial Value, Notes NOT automatically called)
Closing level at Final Valuation Date:	120.00 (at or above Initial Value, Notes are automatically called)

Call Price (per Note):	$11.00

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Notes).

Example 3 — Notes Are NOT Automatically Called and the Final Value Is Above the Downside Threshold

Closing level at first Observation Date:	90.00 (below Initial Value, Notes NOT automatically called)
Closing level at second through seventh Observation Dates:	Various (all below Initial Value, Notes NOT automatically called)
Closing level at Final Valuation Date:	95.00 (below Initial Value, but at or above Downside Threshold, Notes NOT automatically called)

Settlement Amount (per Note):	$10.00

Because the Notes are not automatically called and the Final Value is above or equal to the Downside Threshold, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Notes).

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold

Closing level at first Observation Date:	90.00 (below Initial Value, Notes NOT automatically called)
Closing level at second through seventh Observation Dates:	Various (all below Initial Value, Notes NOT automatically called)
Closing level at Final Valuation Date:	50.00 (below Initial Value and Downside Threshold, Notes NOT automatically called)

Settlement Amount (per Note):	$10.00 × (1 + Underlying Return) $10.00 × (1 + -50%) $5.00

Because the Notes are not automatically called, the Final Value is below the Downside Threshold and the Underlying Return -50%, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The Russell 1000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. For additional information about the Russell 1000® Value Index, see Annex A in this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2015, 2016, 2017, 2018 and 2019 and the first, second and third calendar quarters of 2020. Partial data is provided for the fourth calendar quarter of 2020. The closing level of the Underlying on November 23, 2020 was 1,299.085. The actual Initial Value will be the closing level of the Underlying on the Trade Date. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification. You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2015	3/31/2015	1,039.170	985.975	1,014.733
4/1/2015	6/30/2015	1,042.776	1,008.205	1,009.874
7/1/2015	9/30/2015	1,029.554	896.937	919.189
10/1/2015	12/31/2015	1,005.036	919.235	964.615
1/1/2016	3/31/2016	975.442	859.254	973.650
4/1/2016	6/30/2016	1,020.172	959.514	1,011.760
7/1/2016	9/30/2016	1,052.599	1,002.180	1,040.236
10/1/2016	12/31/2016	1,119.382	1,004.337	1,102.492
1/1/2017	3/31/2017	1,162.259	1,101.869	1,131.622
4/1/2017	6/30/2017	1,150.588	1,107.693	1,139.824
7/1/2017	9/30/2017	1,168.012	1,122.199	1,168.012
10/1/2017	12/31/2017	1,228.575	1,165.117	1,222.640
1/1/2018	3/31/2018	1,294.202	1,153.236	1,180.937
4/1/2018	6/30/2018	1,216.325	1,155.400	1,187.488
7/1/2018	9/30/2018	1,269.152	1,186.284	1,247.342
10/1/2018	12/31/2018	1,254.789	1,033.208	1,093.635
1/1/2019	3/31/2019	1,225.705	1,076.006	1,216.101
4/1/2019	6/30/2019	1,257.119	1,172.927	1,254.679
7/1/2019	9/30/2019	1,278.393	1,189.815	1,263.102
10/1/2019	12/31/2019	1,349.401	1,218.568	1,347.661
1/1/2020	3/31/2020	1,365.335	838.374	980.509
4/1/2020	6/30/2020	1,230.372	934.354	1,112.528
7/1/2020	9/30/2020	1,221.927	1,097.473	1,167.706
10/1/2020	11/23/2020	1,304.304	1,142.282	1,299.085

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2020 includes data for the period from October 1, 2020 through November 23, 2020. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2020.

The graph below illustrates the daily performance of the Underlying from January 4, 2010 through November 23, 2020, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of 974.314, equal to 75% of the closing level of the Underlying on November 23, 2020. The actual Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Trade Date or any Observation Date. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary

Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Annex A — The Russell 1000® Value Index

All information contained in this pricing supplement regarding the Russell 1000® Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Value Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “RLV.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index (each, a “Russell 1000 Component Stock” and collectively, the “Russell 1000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 1000® Index measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 1000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 1000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 1000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 1000 Component Stocks. The Russell 1000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 1000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 1000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 1000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 1000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.

Disclaimers

The Notes are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Value Index to track general stock market performance or a segment of the same.  LSE’s publication of the Value Index in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Value Index is based.  LSE’s only relationship to JPMorgan Financial, JPMorgan Chase & Co. and their affiliates is the licensing of certain trademarks and trade names of LSE and of the Value Index, which are determined, composed and calculated by LSE without regard to JPMorgan Financial, JPMorgan Chase & Co. and their affiliates or the Notes.  LSE is not responsible for and has not reviewed the Notes or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Value Index.  LSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 1000® Value Index” and “Russell 1000® Index” are trademarks of LSE and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates.  This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction.

LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE VALUE INDEX OR ANY DATA INCLUDED THEREIN AND LSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN FINANCIAL, JPMORGAN CHASE & CO. AND/OR THEIR AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE VALUE INDEX OR ANY DATA INCLUDED THEREIN.  LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE VALUE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.